Income Opportunity Realty Investors, Inc. 8-K

Exhibit 99.1

NEWS RELEASE	Contact:
Income Opportunity Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@incomeopp-invest.com

Income Opportunity Realty Investors, Inc. reports Earnings for Quarter Ended September 30, 2022

DALLAS (November 10, 2022) -- Income Opportunity Realty Investors, Inc. (NYSE American:IOR) is reporting its results of operations for the quarter ended September 30, 2022. For the three months ended September 30, 2022, we reported net income attributable to common shares of $1.2 million or $0.29 per diluted share compared to a net income of $0.7 million or $0.17 per share for the same period in 2021.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Other income	—	—	—	—
Expenses:
General and administrative	114	88	374	376
Advisory fee to related party	283	257	824	849
Total operating expenses	397	345	1,198	1,225
Net operating loss	(397)	(345)	(1,198)	(1,225)
Interest income from related parties	1,821	1,248	4,506	3,697
Other income	—	—	—	1,179
Income tax provision	(236)	(191)	(646)	(768)
Net income applicable to common shares	1,188	712	2,662	2,883

Earnings per share
Basic and diluted	$ 0.29	$ 0.17	$ 0.64	$ 0.69
Weighted average common shares used in computing earnings per share
Basic and diluted	4,168,414	4,168,414	4,168,414	4,168,414